SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement          [ ] Confidential, For Use of
                                             the Commission Only
                                             (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           SPEEDWAY MOTORSPORTS, INC.

-----------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)



      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X] No fee required.
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11.

     (1) Title of each class of securities to which transaction applies:



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     (2) Aggregate number of securities to which transaction applies:



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   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



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     (4) Proposed maximum aggregate value of transaction:



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     (5) Total fee paid:


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     [ ] Fee paid previously with preliminary materials:


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   [ ] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount previously paid:


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     (2) Form, Schedule, or Registration Statement no.:



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     (3) Filing Party:


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     (4) Date Filed:


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


                    [Speedway Motorsports logo appears here]




                             U.S. Highway 29 North
                         Concord, North Carolina 28026







       Dear Stockholder:                               March 26, 1999


         You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 5, 1999, at Lowe's Motor Speedway in Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.


         The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.


         Whether or not you plan to attend the meeting on May 5, it is important that your shares be represented. To ensure that your vote will be received and counted, please sign, date and mail the enclosed proxy at your earliest convenience. Your vote is important regardless of the number of shares you own.



                                        On behalf of the Board of Directors


                                        Sincerely,


                                        /s/ O. BRUTON SMITH


                                        O. BRUTON SMITH
                                        Chairman and Chief Executive Officer

                        VOTING YOUR PROXY IS IMPORTANT

                      PLEASE SIGN AND DATE YOUR PROXY AND
                  RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE


                          SPEEDWAY MOTORSPORTS, INC.




                             --------------------
                               NOTICE OF MEETING
                             --------------------
                                                                    Concord, NC
                                                                 March 26, 1999


        The Annual Meeting of Stockholders of Speedway Motorsports, Inc. ("SMI") will be held at Lowe's Motor Speedway, located on U.S. Highway 29 North, Concord, North Carolina on May 5, 1999, at 10:00 a.m., for the following purposes as described in the accompanying Proxy Statement:

        1. To elect two (2) directors.

        2. To consider and vote upon a proposal to ratify the election by the Board of Directors of Deloitte & Touche LLP as the principal independent auditors of SMI and its subsidiaries (collectively, the "Company") for the year 1999.

        3. To transact such other business as may properly come before the meeting.

        Only holders of record of SMI's common stock at the close of business on March 8, 1999 will be entitled to vote at such meeting.

        Whether or not you plan to attend the meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.





                                         /s/ MARYLAUREL E. WILKS


                                         MARYLAUREL E. WILKS
                                         Secretary




     Important Note: To vote shares of common stock at the Annual Meeting (other than in person at the meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America.

                          SPEEDWAY MOTORSPORTS, INC.

                            ----------------------
                                PROXY STATEMENT
                            ----------------------
                                                                 March 26, 1999


                                    GENERAL

Introduction

     The Annual Meeting of Stockholders of Speedway Motorsports, Inc. ("SMI") will be held on May 5, 1999 at 10:00 a.m., at Lowe's Motor Speedway, (the "Annual Meeting"), for the purposes set forth in the accompanying notice. SMI's principal executive offices are located at Lowe's Motor Speedway at U.S. Highway 29 North, Concord, North Carolina, 28026. Only holders of record of common stock of SMI, par value $.01 per share (the "Common Stock"), at the close of business on March 8, 1999 (the "Record Date") will be entitled to notice of, and to vote at, such meeting. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at such meeting and at any and all adjournments thereof and is first being sent to stockholders on or about the date hereof. Proxies in the accompanying form, properly executed and duly returned and not revoked, will be voted at the meeting (including adjournments). Where a specification is made by means of the ballot provided in the proxies regarding any matter presented at the Annual Meeting, such proxies will be voted in accordance with such specification. If no specification is made, proxies will be voted (i) in favor of electing SMI's two (2) nominees to the Board of Directors, and (ii) in favor of the selection of Deloitte & Touche LLP as the principal independent auditors of SMI for the year 1999.

     Proxies should be sent to First Union Bank, Client Services Group - 1153, 1525 W.T. Harris Boulevard, Charlotte, North Carolina 28288-1153.

     This Proxy Statement is furnished by SMI to stockholders of SMI in connection with the upcoming Annual Meeting.


Ownership of Capital Securities

     The following table sets forth certain information regarding ownership of SMI's Common Stock as of March 8, 1999, by (i) each person or entity known to SMI and its subsidiaries (collectively, the "Company") who beneficially owns five percent or more of the Common Stock, (ii) each director and nominee to the Board of Directors of SMI, (iii) each executive officer of SMI (including the Chief Executive Officer), and (iv) all directors and executive officers of SMI as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by him or it as set forth opposite his or its name.



                                                                       Amount & Nature of
Beneficial Owner                                                      Beneficial Ownership    Percent
-------------------------------------------------------------------- ---------------------- ----------
  O. Bruton Smith (1)(2) ...........................................       29,000,000           67.3%
  Sonic Financial Corporation (2) ..................................       23,700,000           55.0
  H.A. "Humpy" Wheeler (3)(8) ......................................          591,600            1.4
  William R. Brooks (4)(8) .........................................          241,000              *
  Edwin R. Clark (5)(8) ............................................           85,300              *
  William P. Benton (6)(8) .........................................           60,000              *
  Mark M. Gambill (7)(8) ...........................................           84,200              *
  All directors and executive officers as a group (six persons) (1)        30,062,100           69.7

---------
* Less than one percent

(1) The shares of Common Stock shown as owned by such person or group include, without limitation, all of the shares shown as owned by Sonic Financial Corporation ("Sonic Financial") elsewhere in the table. Mr. Smith owns the substantial majority of the common stock of Sonic Financial.

(2) The address of such person is P.O. Box 18747, Charlotte, North Carolina
  28218.

(3) All the shares shown as owned by Mr. Wheeler, other than 10,400 shares owned by him directly, underlie options granted by the Company.

(4) All the shares shown as owned by Mr. Brooks, other than 1,000 shares owned by him directly, underlie options granted by the Company.

(5) All the shares shown as owned by Mr. Clark, other than 5,300 shares owned by him directly, underlie options granted by the Company.

(6) All the shares shown as owned by Mr. Benton underlie options granted by the Company.

(7) All the shares shown as owned by Mr. Gambill, other than 4,200 shares owned by him directly, underlie options granted by the Company.

(8) All such options are currently exercisable. For additional information concerning options granted to the Company's executive officers, see "Executive Compensation" below.


Number of Shares Outstanding and Voting

     SMI currently has authorized under its Certificate of Incorporation 200,000,000 shares of Common Stock, of which 41,512,121 shares are currently issued and outstanding and entitled to be voted at the Annual Meeting. At the meeting, holders of Common Stock will have one vote per share for an aggregate total of 41,512,121 votes. A quorum being present, directors will be elected by majority vote, and the actions proposed in the remaining items referred to in the accompanying Notice of Meeting, will become effective if a majority of the votes cast by shares entitled to vote on the subject matter is cast in favor thereof. Abstentions and broker non-votes will not be counted in determining the number of shares voted for any director-nominee or for any proposal.

     A holder of Common Stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of such nominee in the space provided on the proxy card.


Revocation of Proxy

     Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Marylaurel E. Wilks, the Secretary of SMI, either at the Annual Meeting or prior to the meeting date at the Company's offices at U.S. Highway 29 North, Concord, North Carolina 28026, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person.


Expenses of Solicitation

     The Company will pay the cost of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the materials enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.


2000 Stockholder Proposals

     In order for stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and the form of proxy for such meeting, they must be received by the Company at its principal offices in Concord, North Carolina no later than November 26, 1999.


                             ELECTION OF DIRECTORS

Nominees for Election as Directors of SMI

     Directors of SMI are elected at the Annual Meetings of stockholders of SMI to serve staggered terms of three years and until their successors are elected and qualified. The Board of Directors of SMI currently consists of six (6) directors, two of whom must be elected at the Annual Meeting. The terms of Messrs. Brooks and Gambill expire at the 1999 Annual Meeting, the terms of Messrs. Wheeler and Clark expire at the 2000 Annual Meeting; and the terms of Messrs. Smith and Benton expire at the 2001 Annual Meeting. Messrs. Brooks and Gambill are standing for re-election at the 1999 Annual Meeting.

     It is intended that the proxies in the accompanying form will be voted at the meeting for the election to the Board of Directors of the following nominees, each of whom has consented to serve if elected: William R. Brooks and Mark M. Gambill, each to serve a three year term until the 2002 Annual Meeting of Stockholders and until his successor shall be elected and shall qualify, except as otherwise provided in SMI's Certificate of Incorporation and Bylaws. Both of the nominees are presently directors of SMI. If for any reason either nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominee named above and may be voted for any substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors in accordance with SMI's Certificate of Incorporation and Bylaws.

     The name, age, present principal occupation or employment and the material occupations, positions, offices or employments for the past five years of each SMI director, director-nominee, executive officer and executive manager are set forth below.

     O. Bruton Smith, 72, has been Chief Executive Officer and a director of Charlotte Motor Speedway, Inc. ("CMS"), a wholly-owned subsidiary of SMI, since 1975. He was a founder of CMS in 1959 and was an executive officer and director of CMS until 1961, when it entered reorganization proceedings under the bankruptcy laws. Mr. Smith became Chairman and Chief Executive Officer, President and a director of Atlanta Motor Speedway, Inc. ("AMS") upon acquiring it in 1990. He became Chief Executive Officer of SMI upon its organization in December 1994 and became the Chairman and CEO of Bristol Motor Speedway, Inc. ("BMS") upon its acquisition in January 1996, Sears Point Raceway ("SPR") upon its acquisition in November 1996, and Texas Motor Speedway ("TMS") in 1995. Mr. Smith became the President of Las Vegas Motor Speedway ("LVMS") upon its acquisition on December 1, 1998. Mr. Smith also is the Chairman, Chief Executive Officer, a director and controlling stockholder of Sonic Automotive, Inc. ("SAI"), (NYSE: symbol SAH), and serves as the president and a director of each of SAI's operating subsidiaries. SAI is believed to be one of the ten largest automobile retail dealership groups in the United States and is engaged in the acquisition and operation of automobile dealerships principally in the southeastern United States. Mr. Smith has entered into an employment agreement with SAI pursuant to which he has agreed to devote 50% of his business time to the affairs of SAI. Mr. Smith also owns and operates Sonic Financial, among other private businesses.

     H.A. "Humpy" Wheeler, 60, was hired by CMS in 1975 and has been a director and General Manager of CMS since 1976. Mr. Wheeler was named President of CMS in 1980 and became a director of AMS upon its acquisition in 1990. He became President, Chief Operating Officer and a director of SMI upon its organization in December 1994. Mr. Wheeler has been a Vice President and a director of BMS and SPR since their acquisition in 1996, and of TMS since its formation in 1995. Mr. Wheeler also became Vice President of LVMS upon its acquisition on December 1, 1998.

     William R. Brooks, 49, joined Sonic Financial from PricewaterhouseCoopers in 1983. Mr. Brooks has been Vice President of CMS for more than five years and has been Vice President and a director of AMS, BMS and SPR since their acquisition, and TMS since its formation. Mr. Brooks became Vice President of LVMS upon its acquisition on December 1, 1998. Mr. Brooks has been Vice President, Treasurer, Chief Financial Officer and a director of SMI since its organization in December 1994 and has been the President and a director of Speedway Funding Corp., the Company's financing subsidiary, since 1995. Mr. Brooks has also served as a director of SAI since its formation in 1997 and served as its Chief Financial Officer from February to April 1997.

     Edwin R. Clark, 44, became Vice President and General Manager of AMS in 1992 and was promoted to President and General Manager of AMS in 1995. Prior to that appointment, he had been CMS' Vice President of Events since 1981. Mr. Clark became Executive Vice President of SMI upon its organization in December 1994 and became a director of SMI in 1995.

     William P. Benton, 75, became a director of SMI in 1995. Since January 1997, Mr. Benton has been the Executive Director of Ogilvy & Mather, a world-wide advertising agency. He is also a consultant to the Chairman and Chief Executive Officers of TI Group and Allied Holdings, Inc. Prior to his appointment at Ogilvy & Mather, Mr. Benton served as Vice Chairman of Wells, Rich, Greene/BDDP Inc., an advertising agency with offices in New York and Detroit. Mr. Benton retired from Ford Motor Company as its Vice President of Marketing Worldwide in 1984 after a 37-year career with that company. In addition, Mr. Benton serves as a director of SAI.

     Mark M. Gambill, 48, became a director of SMI in 1995. Mr. Gambill has been employed continuously since 1972 by First Union Capital Markets and its predecessor entities. First Union Capital Markets is an investment banking firm headquartered in Richmond, Virginia, and is a wholly-owned subsidiary of First Union Corporation. In 1996, he was named President of First Union Capital Markets. Previously, Mr. Gambill acted as head of the Capital Markets division, including

Corporate and Public Finance, Taxable Fixed Income, Municipal Sales and Trading, Equity Sales, Trading and Research. Mr. Gambill has served on the Board of Directors of First Union Capital Markets since 1983.

     William E. Gossage, 37, became Vice President and General Manager of TMS in August 1995. Before that appointment, he was Vice President of Public Relations at CMS from 1989 to 1995. Mr. Gossage previously worked with Miller Brewing Company in its motorsports public relations program and served in various public relations and managerial capacities at two other NASCAR-sanctioned speedways.

     M. Jeffrey Byrd, 47, was hired March 1, 1996 as Vice President and General Manager of BMS. Prior to working at BMS, Mr. Byrd had been continuously employed by RJR Nabisco for 23 years in various sports marketing positions, most recently as Vice President of business development for its Sports Marketing Enterprises affiliate.

     Steven Page, 43, was hired effective November 18, 1996 as President and General Manager of SPR. Prior to being hired by SMI, Mr. Page had been continuously employed for several years as President of Brenda Raceway Corporation, which owned and operated SPR before its acquisition by the Company. Mr. Page also spent eleven years working for the Oakland A's baseball franchise in various marketing positions.

     R. Christopher Powell, 39, was hired effective December 16, 1998 as Executive Vice President and General Manager of LVMS. Mr. Powell spent eleven years working for Sports Marketing Enterprises, a division of R. J. Reynolds Tobacco Co. ("RJR"). Since 1994, he served as manager of media relations and publicity on the NASCAR Winston Cup program. Mr. Powell's previous duties include publicity and event operations on other RJR initiatives, including NHRA Drag Racing and the Vantage and Nabisco golf sponsorships.

     Joseph Phelps, 39, currently the President and General Manager of Speedway Systems LLC d/b/a Finish Line Events, has been with the Company since September 1993. Mr. Phelps spent over ten years in the hotel and hospitality services industry. His experience includes food and beverage services, and the design, construction and operations of major hotels.


Committees of the Board of Directors and Meetings

     There are two standing committees of the Board of Directors of SMI, the Audit Committee and the Compensation Committee. The Audit Committee currently consists of Messrs. Benton and Gambill. The Compensation Committee is comprised of Messrs. Benton, Gambill and Smith. Set forth below is a summary of the principal functions of each committee and the number of meetings held during 1998.

     Audit Committee. The Audit Committee, which held two meetings in 1998, recommends the appointment of the Company's independent auditors, determines the scope of the annual audit to be made, reviews the conclusions of the auditors and reports the findings and recommendations thereof to the Board, reviews with the Company's auditors the adequacy of the Company's system of internal control and procedures and the role of management in connection therewith, reviews transactions between the Company and its officers, directors and principal stockholders, and performs such other functions and exercises such other powers as the Board from time to time may determine.

     Compensation Committee. The Compensation Committee, which held four meetings in 1998, administers certain compensation and employee benefit plans of the Company, annually reviews and determines executive officer compensation, including annual salaries, bonus performance goals, bonus plan allocations, stock option grants and other benefits, direct and indirect, of all executive officers and other senior officers of the Company. The Compensation Committee administers the 1994 Stock Option Plan and the Employee Stock Purchase Plan, and periodically reviews the Company's executive compensation programs and takes action to modify programs that yield payments or benefits not closely related to Company or executive performance. The policy of the Compensation Committee's program for executive officers is to link pay to business strategy and performance in a manner which is effective in attracting, retaining and rewarding key executives while also providing performance incentives and awarding equity-based compensation to align the long-term interests of executive officers with those of Company stockholders. It is the Compensation Committee's objective to offer salaries and incentive performance pay opportunities that are competitive in the marketplace.

     The Company currently has no standing nominating committee.

   During 1998, there were four meetings of the Board of Directors of SMI, with each director attending at least seventy-five percent of the meetings (and, as applicable, committees thereof).

                             INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Deloitte & Touche LLP to serve as the principal independent auditors of the Company for the year 1999. Deloitte & Touche LLP has acted in such capacity for the Company since its organization in December 1994. This selection is submitted for approval by the stockholders at the Annual Meeting.

     Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and to respond to appropriate questions.


                                  MANAGEMENT

Directors of SMI

     For information with respect to the Board of Directors of SMI, see "Election of Directors."


Executive Officers of SMI

     Messrs. Smith, Wheeler, Brooks, and Clark are the executive officers of SMI. Each executive officer serves as such until his successor is elected and qualified. No executive officer of SMI was selected pursuant to any arrangement or understanding with any person other than SMI. For further information with respect to Messrs. Smith, Wheeler, Brooks and Clark as officers of SMI, see "Election of Directors."


                            EXECUTIVE COMPENSATION

Compensation Committee Report

     The following is an explanation of the Company's executive officer compensation program as in effect for 1998:


1998 Officer Compensation Program

     The 1998 executive officer compensation program of the Company had three primary components: (i) base salary, (ii) short-term incentives under the Company's executive bonus plan, and (iii) long-term incentives which consisted solely of stock option grants made under the 1994 Stock Option Plan (for officers other than the Chief Executive Officer). Executive officers (including the Chief Executive Officer) were also eligible in 1998 to participate in various benefits plans similar to those provided to other employees of the Company. Such benefits plans are intended to provide a safety net of coverage against various events, such as death, disability and retirement.

     Base salaries (including that of the Chief Executive Officer) were established on the basis of non-quantitative factors such as positions of responsibility and authority, years of service and annual performance evaluations. They were targeted to be competitive principally in relation to other motorsports racing companies (such as some of those included in the Peer Group Index in the performance graph elsewhere herein), although the Compensation Committee also considered the base salaries of certain other amusement, sports and recreation companies not included in the Peer Group Index because the Compensation Committee considered those to be relatively comparable industries.

     The Company's executive bonus plan established a potential bonus pool for the payment of year-end bonuses to Company officers and other key personnel based on 1998 performance and operating results. Under this plan, aggressive revenue and profit target levels were established by the Compensation Committee as incentives for superior individual, group and Company performance. Each executive officer was eligible to receive a discretionary bonus based upon individually established subjective performance goals. The Compensation Committee approved cash incentive bonuses in amounts ranging from 0.43% to 1.37% of the Company's 1998 operating income.

     Awards of stock options under SMI's 1994 Stock Option Plan are based on a number of factors in the discretion of the Compensation Committee, including various subjective factors primarily relating to the responsibilities of the individual officers for and contribution to the Company's operating results (in relation to the Company's other optionees), their expected future contributions and the levels of stock options currently held by the executive officers individually and in the aggregate. Stock option awards to executive officers have been at then-current market prices in order to align a portion of an executive's net worth with the returns to the Company's stockholders. For details concerning the grant of options to the executive officers named in the Summary Compensation Table below, see "Executive Compensation -- Fiscal Year-End Option Values."

     As noted above, the Company's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The 1994 Stock Option Plan was created with the intention that all compensation attributable to stock option exercises should qualify as deductible performance-based compensation. The Committee currently believes that, generally, the Company should be able to continue to manage its executive compensation program to preserve federal income tax deductions.


Chief Executive Officer Compensation

     The Committee's members other than Mr. Smith annually review and approve the compensation of Mr. Smith, the Company's Chief Executive Officer. Mr. Smith also participates in the executive bonus plan, with his bonus tied to corporate revenue and profit goals. His maximum possible bonus is 2.5% of the Company's 1998 operating income. The Committee believes that Mr. Smith is paid a reasonable salary. Mr. Smith is the only employee of the Company not eligible for stock options. Since he is a significant stockholder in the Company, his rewards as Chief Executive Officer reflect increases in value enjoyed by all other stockholders.


Compensation Committee

     William P. Benton, Chairman
     Mark M. Gambill
     O. Bruton Smith


Compensation of Officers

     The following table sets forth compensation paid by or on behalf of the Company to the Chief Executive Officer of the Company and to its other executive officers for services rendered during the Company's fiscal years ended December 31, 1998, 1997 and 1996:


                          Summary Compensation Table

                                                                                           Long-Term
                                                                                          Compensation
                                                       Annual Compensation (1)               Awards
                                                                                           Number of
                                                                                             Shares
          Name and Principal                                              Other Annual     Underlying      All Other
               Position                Year     Salary     Bonus (2)      Compensation    Options (3)   Compensation (4)
------------------------------------- ------ ----------- ------------- ----------------- ------------- -----------------
O. Bruton Smith                       1998    $350,000    $1,092,000      $  103,256(5)          --             -0-
 Chairman and Chief                   1997     350,000     1,039,000         108,313(5)          --             -0-
 Executive Officer of SMI             1996     350,000       975,000          99,288(5)          --             -0-
H.A. "Humpy" Wheeler                  1998     250,000       764,000                (6)          --          $2,600
 President and Chief                  1997     250,000       727,000                (6)          --           2,600
 Operating Officer of SMI;            1996     250,000       685,000                (6)          --           2,500
 President and General
   Manager of CMS
William R. Brooks                     1998     175,000       340,000                (6)          --           2,600
 Vice President, Treasurer            1997     175,000       294,000                (6)          --           2,600
 and Chief Financial Officer of SMI   1996     175,000       273,000                (6)     100,000           2,500
Edwin R. Clark                        1998     102,500       150,000                (6)          --           2,600
 Executive Vice President             1997     102,500       309,600                (6)          --           2,600
 of SMI; President and                1996     102,500       205,600                (6)          --           2,500
 General Manager of AMS

---------
(1) Does not include the dollar value of perquisites and other personal benefits.

(2) The amounts shown are cash bonuses earned in the specified year and paid in the first quarter of the following year.

(3) The 1994 Stock Option Plan was adopted in December 1994. The number of shares underlying options is, in the case of each executive officer, the sum of shares available upon exercise of incentive stock options and non-statutory stock options, giving effect to the two for one stock split effected as of March 15, 1996 in the form of a 100% Common Stock dividend (the "Stock Split"). No options were granted to the Company's executive officers in 1998 or 1997.

(4) Includes Company match to 401(k) plan.

(5) Amount represents share of split-dollar insurance premium treated as compensation to Mr. Smith. See "Smith Life Insurance Arrangements." Mr. Smith also received certain perquisites and other personal benefits totaling not more than $50,000.

(6) The aggregate amount of perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

Fiscal Year-End Option Values

     The following table sets forth information concerning outstanding options to purchase Common Stock held by executive officers of the Company at December 31, 1998 adjusted to reflect the Stock Split.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values



                                Shares Acquired on   Value Realized on
                                 Options Exercised   Options Exercised
Name                                  in 1998             in 1998
------------------------------ -------------------- -------------------
H.A. "Humpy" Wheeler .........        4,196               $95,000
William R. Brooks ............           --                    --
Edwin R. Clark ...............           --                    --



                                       Number of Securities           Value of Unexercised
                                Underlying Unexercised Options at    In-the-Money Options at
                                       Fiscal Year-End (#)           Fiscal Year-End ($)(1)
Name                                Exercisable/Unexercisable       Exercisable/Unexercisable
------------------------------ ----------------------------------- --------------------------
H.A. "Humpy" Wheeler .........              581,174/0                     $13,931,000/0
William R. Brooks ............              240,000/0                       3,700,000/0
Edwin R. Clark ...............               80,000/0                       1,770,000/0

---------
(1) Year-end value is based on the December 31, 1998 closing sales price for the Company's common stock of $28.50 per share, less the applicable aggregate option exercise price(s) of in-the-money options, multiplied by the number of unexercised in-the-money options which are exercisable and unexercisable, respectively.

Smith Life Insurance Arrangements

     In 1995, the Compensation Committee (excluding Mr. Smith) approved the establishment of a "split-dollar" life insurance plan for the benefit of Mr. Smith. Pursuant to such plan, the Company entered into split-dollar insurance agreements whereby split-dollar life insurance policies in the total face amount of $17,167,000 (individually, a "Policy" or together the "Policies") would be purchased and held in trust for the benefit of Mr. Smith's lineal descendants. The Company has agreed to pay the annual (or shorter period) premium payments on the Policies.

     Upon payment of the death benefit or upon the surrender of a Policy for its cash value, the Company will receive an amount equal to the Company's Split-Dollar Interest (as defined below). The Company's Split-Dollar Interest equals, in the case of the payment of the death benefit, the cumulative payments made by the Company towards the premiums under a Policy less any portion of such payments charged as compensation to Mr. Smith (the "Reimbursable Payment"). The Company's Split-Dollar Interest equals, in the case of surrender of a Policy for its cash value, the lesser of (i) the net cash value of such Policy and (ii) the Reimbursable Payment.

     In the event a Policy is surrendered or terminated prior to his death, Mr. Smith has agreed to reimburse the Company for the positive amount, if any, by which the Reimbursable Payment exceeds the net cash value of such Policy. Mr. Smith's promise is evidenced by a promissory note in favor of the Company, which note includes a limited guaranty by Sonic whereby Sonic will permit amounts owed by Mr. Smith to the Company to be offset by amounts owed to Sonic by AMS.


Compensation Committee Interlocks and Insider Participation

     Messrs. Benton, Gambill and Smith served on the Company's Compensation Committee during 1998. Mr. Smith serves as the Chief Executive Officer of the Company. Mark M. Gambill is the President of First Union Capital Markets, the investment banking firm which acted as a lead underwriter in the Company's initial public offering in February 1995, the Company's additional equity offering in March 1996, and the Company's offering of 5 3/4% convertible subordinated debentures in October 1996, and co-managed the Company's offering of 8 1/2% senior subordinated notes in August 1997.

     The Company pays the annual (or shorter period) premiums on split dollar life insurance policies for the benefit of Mr. Smith. See "Executive Compensation -- Smith Life Insurance Arrangements."

     Mr. Smith is the only officer of SMI to have served on the compensation committee of another entity during 1998. He served as a member of the Board of Directors and the Compensation Committee for SAI during 1998. Mr. Smith received aggregate salary and other annual compensation of $737,500 from SAI during 1998.

Director Compensation

     Members of the Board of Directors who are not employees of the Company each received in 1998 an option to purchase 20,000 shares of the Company's common stock at $24.8125 for services as directors. The Company also reimburses all directors for their expenses incurred in connection with their activities as directors of SMI. Directors who are also employees of the Company receive no additional compensation for serving on the Board of Directors. For additional information concerning the Formula Stock Option Plan for SMI's outside directors, see the Company's December 31, 1998 Audited Consolidated Financial Statements.


Stockholder Return Performance Graph

     Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock against the cumulative total return of each of the Standard & Poor's 500 Stock Index, the Russell 2000 Stock Index, and a Peer Group Index for the period commencing February 24, 1995 and ending December 31, 1998. The Russell 2000 Index was included in 1998 because management believes, as a small-cap index, it more closely represents companies with market capitalization similar to the Company's than the Standard & Poor's 500 Stock Index. The companies used in the Peer Group Index in 1995 consist of Churchill Downs Incorporated, International Speedway Corporation, and Walt Disney Co.; in 1996 also include Penske Motorsports and Dover International Raceway; in 1997 also include Grand Prix of Long Beach; and in 1998 also include Action Performance, which are all publicly traded companies known by the Company to be involved in the amusement, sports and recreation industries. Churchill Downs Incorporated, Gaylord Entertainment Company, Hollywood Park, Inc., International Family Entertainment, which is no longer a publicly traded company, and Grand Prix of Long Beach, which was acquired by Dover International Raceway, are no longer included in the Peer Group Index. The graph assumes that $100 was invested on February 24, 1995 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index, the Russell 2000 Stock Index, and the Peer Group Index companies and that all dividends were reinvested.


        [Performance Graph appears here with the following plot points]


             Speedway Motorsports, Inc.      S&P 500 Composite  New Peer Group     Old Peer Group      Russell 2000 Index


02/24/95            100.00                        100.00          100.00             100.00               100.00
06/30/95            115.00                        115.00          113.00             111.00               105.00
12/31/95            159.00                        129.00          112.00             124.00               111.00
06/30/96            272.00                        142.00          120.00             120.00               119.00
12/31/96            223.00                        159.00          133.00             132.00               132.00
06/30/97            230.00                        192.00          154.00             155.00               155.00
12/31/97            263.00                        212.00          171.00             190.00               188.00
06/30/98            271.00                        248.00          179.00             202.00               200.00
12/31/98            302.00                        268.00          165.00             176.00               174.00


                             CERTAIN TRANSACTIONS

     CMS holds a note from a partnership in which the Company's Chief Executive Officer is a partner. The outstanding balance due thereunder was $798,000 at December 31, 1998, including accrued interest. The note due from such partnership is collateralized by certain land owned by the partnership and is payable on demand. The note bears interest at 1% over prime.

     Sonic Financial, an affiliate of the Company through common ownership, has made several loans and cash advances to AMS prior to 1996. Such loans and advances stood at approximately $2.6 million at December 31, 1998. Of such amount, approximately $1.8 million bears interest at 3.83% per annum. The remainder of the amount bears interest at 1% over prime.

     From time to time during 1998, the Company paid certain expenses and made cash advances for various corporate purposes on behalf of Sonic Financial. At December 31, 1998, the Company had a net receivable from Sonic Financial of approximately $1,040,000.

     Prior to the completion of SMI's initial public offering, CMS joined with Sonic Financial in filing consolidated federal income tax returns for several years. It did so for the period of 1995 ending with the restructuring consummated prior to the completion of the initial public offering. Under applicable federal tax law, each corporation included in Sonic Financial's consolidated return is jointly and severally liable for any resultant tax. Under a tax allocation agreement dated January 27, 1995, however, CMS agreed to pay Sonic Financial, in the event that additional federal income tax is determined to be due, an amount equal to CMS' separate federal income tax liability computed for all periods in which CMS and Sonic Financial have been members of Sonic Financial's consolidated group. Also pursuant to such agreement, Sonic Financial agreed to indemnify CMS for any additional amount determined to be due from Sonic Financial's consolidated group in excess of the federal income tax liability of CMS for such periods. The tax allocation agreement establishes procedures with respect to tax adjustments, tax claims, tax refunds, tax credits and other tax attributes relating to periods ending prior to the time that CMS left Sonic Financial's consolidated group. Pursuant to such agreement, amounts payable by CMS for tax adjustments, if any, shall in no event exceed the sum of $1.8 million plus the amount of any tax adjustments for which CMS may receive future tax benefits.

     At December 31, 1998, the Company had a note receivable from the Company's Chairman and Chief Executive Officer for approximately $842,000, including accrued interest. The principal balance of the note represents premiums paid by the Company under the split-dollar life insurance trust arrangement on behalf of the Chairman, in excess of cash surrender value, see "Smith Life Insurance Arrangements". The note bears interest at 1% over prime.

     At December 31, 1998, the Company owed $1,542,000 to a former shareholder and executive officer of LVMS who is now a LVMS officer and employee. The amount is due in equal monthly payments through December 2003 at 6.4% imputed interest.

     For information concerning certain transactions in which Messrs. Smith and Gambill have an interest, see "Compensation Committee Interlocks and Insider Participation."


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires SMI's executive officers, directors and persons who own more than ten percent (10%) of SMI's Common Stock to file initial reports of ownership and changes in ownership with the SEC. Additionally, SEC regulations require that SMI identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To SMI's knowledge, based solely on review of reports furnished to it, all Section 16(a) filing requirements applicable to its executive officers, directors and more than 10% beneficial owners were complied with, except that Messrs. Benton and Gambill inadvertently filed late one report on Form 5 showing the issuance, in 1998, of options to acquire 20,000 shares each of Common Stock pursuant to the Formula Stock Option Plan.


                                 OTHER MATTERS

     In the event that any matters other than those referred to in the accompanying Notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

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

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

********************************************************************************
                                    APPENDIX

                          SPEEDWAY MOTORSPORTS, INC.
P R O X Y
                            Concord, North Carolina
          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Mr. H.A. Wheeler and Mr. O. Bruton Smith as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Common Stock of Speedway Motorsports, Inc. held of record by the undersigned on March 8, 1999 at the Annual Meeting of Stockholders to be held on May 5, 1999 or any adjournment thereof.

1. ELECTION OF DIRECTORS
 Nominees: William R. Brooks and Mark M. Gambill (Mark only one of the following boxes.)
 [ ] VOTE FOR both nominees listed above, except vote withheld as to the following nominee (if any):

     --------------------------------------------------------
     [ ] VOTE WITHHELD as to all nominees.


2. SELECTION OF AUDITORS
 To ratify the election of Deloitte & Touche LLP as the principal independent auditors of SMI and its subsidiaries for the year 1999 (Mark only one of the following boxes).

     [ ] FOR  [ ] AGAINST  [ ]  ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                                      Shares
                                                            --------------------

                                                      Dated               , 1999
                                                            --------------



                                                      --------------------------
                                                      Signature



                                                      --------------------------
                                                      Signature if held jointly



                                                      [ ] Please mark here if
                                                          you intend to attend
                                                          the Meeting of
                                                          Stockholders.